Exhibit 10.29.7

CERTAIN IDENTIFIED INFORMATION HAS BEEN REDACTED FROM THIS EXHIBIT BECAUSE IT IS (1) NOT MATERIAL AND (2) THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL. “[***]” INDICATES THAT INFORMATION HAS BEEN REDACTED.

AMENDMENT NO. 7

TO

TRAVEL & LIFESTYLE SERVICES OPERATING AGREEMENT

 This AMENDMENT NO. 7 (“Amendment”) effective as of [DE-SPAC CLOSING DATE], 2022 (the “Amendment No. 7 Effective Date”) by and among American Express Travel Related Services Company, Inc., a corporation organized under the laws of the State of New York (“Amex”), GBT III B.V., a private company with limited liability organized under the laws of the Netherlands (“GBT III B.V.”) and GBT Travel Services UK Limited, a private limited company organized under the laws of the United Kingdom (“GBT UK”) (each, individually, a “Party” and, together, the “Parties”), amends and supplements that certain Travel & Lifestyle Services Operating Agreement by and among Amex and GBT III B.V., dated as of June 30, 2014 (as amended by this Amendment and as has been or may be further amended from time to time hereinafter, collectively, the “Agreement”).

WITNESSETH

WHEREAS, Amex and GBT III B.V. entered into the Agreement, pursuant to which GBT III B.V. performs certain services, obligations and other responsibilities undertaken by the GBT Business prior to the Amendment No. 7 Effective Date in order to enable Amex, the TLS Business and the TLS Reps, to continue their respective operations and perform their respective on-going services, obligations and responsibilities to their respective Clients and Customers;

WHEREAS, in connection with a corporate restructuring, among other things, GBT III B.V. became an indirect wholly owned subsidiary of GBT JerseyCo Limited, a company limited by shares incorporated under the laws of Jersey (“GBT Jersey”); and

WHEREAS, in connection with the consummation of the transactions contemplated by that certain Business Combination Agreement, dated as of December 2, 2021 (the “BCA”), by and between GBT Jersey and Apollo Strategic Growth Capital, a Cayman Islands exempted company (“Acquiror”), pursuant to which, among other things, Acquiror will migrate to Delaware and domesticate as Global Business Travel Group, Inc., a Delaware corporation, a direct parent of GBT Jersey and an indirect parent of GBT UK (“GBT Pubco”) whose shares will be publicly traded, Amex, GBT III B.V. and GBT UK, in accordance with Section 8.02 of the Agreement, desire to amend the Agreement as set forth herein to reflect certain understandings.

NOW, THEREFORE, in consideration of the promises and covenants set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties mutually agree as follows:

1.             Assignment and Assumption. Effective as of the Amendment No. 7 Effective Date, (a) GBT III B.V. hereby assigns to GBT UK all of its rights, duties and obligations under the Agreement, and (b) GBT UK hereby assumes all rights and agrees to perform all duties and obligations of GBT III B.V. under the Agreement whether arising or accruing prior to or from and after the Amendment No. 7 Effective Date. Amex hereby consents to the assignment and assumption set forth in this Section 1.

2.             Amendment to Preamble. The Preamble of the Agreement is hereby amended and restated as follows:

“This TRAVEL & LIFESTYLE SERVICES OPERATING AGREEMENT, dated as of June 30, 2014 (the “Effective Date”), is entered into by American Express Travel Related Services Company, Inc., a corporation organized under the laws of the State of New York (“Amex”), and GBT Holdco (each a “Party” and collectively the “Parties”). Capitalized terms used in this Agreement have the respective meanings assigned to them in Section 1.01.”

3.             Amendment to Recitals.

(a)	The first recital in the Agreement is hereby amended and restated as follows:

“WHEREAS, Amex, by itself and through its Affiliates, franchisees and licensees, is engaged in the business of providing consumer travel and lifestyles products and services to its Customers and Clients (each as defined herein) through its American Express Travel & Lifestyle Services business unit (the “TLS Business”);”.

(b)	The second recital in the Agreement is hereby amended and restated as follows:

“WHEREAS, Amex and GBT III B.V. entered into that certain Share Purchase Agreement by and among Amex, GBT III B.V. and Juweel Investors Limited, a limited company organized under the laws of the Cayman Islands (“Juweel”), dated as of March 14, 2014 (the “Share Purchase Agreement”), and certain other transaction agreements, including (i) that certain Initial Shareholders Agreement by and among GBT III B.V., American Express Travel Holdings Netherlands Coöperatief U.A., a cooperative organized under the laws of the Netherlands, and Juweel Investors Coöperatief U.A., a cooperative organized under the laws of the Netherlands, and (ii) other Transaction Agreements (as defined in the Initial Shareholders Agreement), pursuant to which Amex transferred, and GBT III B.V. assumed, certain assets and liabilities comprising the entire Global Business Travel business unit of Amex, and whereby Amex and GBT III B.V. agreed to terms and conditions regarding Amex’s ownership and management of GBT III B.V., in each case subject to the terms and conditions thereof;”.

(c)	The following recitals are hereby added immediately after the second recital in the Agreement:

“WHEREAS, in connection with a corporate restructuring, among other things, GBT III B.V. became an indirect wholly owned subsidiary of GBT JerseyCo Limited, a company limited by shares incorporated under the laws of Jersey (“GBT Jersey”);

WHEREAS, as of the Amendment No 7, Effective Date, GBT Jersey and its Affiliates are engaged in the GBT Business (as defined in the Trademark License Agreement);”.

4.             Amendments to Definitions.

(a)	Section 1.01 of the Agreement (Certain Terms) is hereby amended by deleting each of the corresponding definitions in its entirety and restating it with the following defined terms:

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such Person, including its Subsidiaries; provided, however, that, for purposes of this Agreement, (i) none of Amex, Juweel or any other shareholder of GBT Pubco and its direct and indirect equity holders, or any of their respective Affiliates, shall be deemed an Affiliate of GBT Pubco or any of its Subsidiaries, (ii) GBT Pubco and each of its Subsidiaries shall not be deemed to be an Affiliate of any of Amex, Juweel or any other shareholder of GBT Pubco and its direct and indirect equity holders, or any of their respective Affiliates, and (iii) for the avoidance of doubt, GBT Pubco and its Subsidiaries shall be deemed to be Affiliates of GBT UK and its Subsidiaries. The term “control” (including, with correlative meaning, the terms “controlled by” and “under common control with”) as used with respect to any Person means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract, or otherwise.

“Amex Competitor” means any Person (including, for purposes of Sections 5.02(a), 5.03 8.11(b) and 8.12 only, [***].

“GBT Holdco” means (i) with respect to periods prior to the Amendment No. 7 Effective Date, GBT III B.V., and (ii) with respect to periods from and after the Amendment No. 7 Effective Date, GBT UK.

“GDS Agreement” means each Contract between GBT Holdco or its Affiliates, and/or Amex and/or any TLS Rep, on the one hand, and a GDS, on the other hand (and all amendments and addenda thereto), or, if Amex and/or any TLS Rep is not party to such Contract, each Contract between GBT Holdco or its Affiliates, and a GDS, on behalf of GBT Holdco or its Affiliates, and/or Amex and/or any TLS Rep (and all amendments and addenda thereto).

“Shareholders Agreement” means (i) with respect to periods prior to December 10, 2019, the Shareholders Agreement by and among GBT III B.V., American Express Travel Holdings Netherlands Coöperatief U.A. and Juweel Investors Coöperatief U.A., dated as of June 30, 2014 (the “Initial Shareholders Agreement”), (ii) with respect to periods from December 10, 2019 through March 14, 2021, the Shareholders Agreement by and among GBT JerseyCo Limited, American Express Travel Holdings Netherlands Coöperatief U.A., Juweel Investors Coöperatief U.A., dated as of December 10, 2019, (iii) with respect to periods from March 15, 2021 through October 30, 2021, the Shareholders Agreement by and among GBT JerseyCo Limited, American Express Travel Holdings Netherlands Coöperatief U.A., Juweel Investors Limited, dated as of March 15, 2021; and (iv) with respect to periods from and after November 1, 2021, the Shareholders Agreement by and among GBT JerseyCo Limited, American Express Travel Holdings Netherlands Coöperatief U.A., Juweel Investors Limited, dated as of November 1, 2021.

“Supplier” means any current or prospective air, hotel/lodging, rail, or car rental travel provider of GBT Holdco and its Affiliates, or, if such relationship commenced prior to the Effective Date, any current or prospective air, hotel, or car rental travel provider of Amex on behalf of the GBT Business. For the avoidance of doubt, the foregoing shall not include Content Aggregators, online travel agencies (OTA), or any similar supplier that does not render the resulting travel to a Customer. Following the Effective Date, if, pursuant to Section 2.01(g) or in any other manner permitted by the Agreement, Amex negotiates a regional or local agreement directly with an air, hotel, rail, or car rental travel provider, the definition of Supplier shall exclude such air, hotel, rail, or car rental travel provider unless GBT Holdco agrees otherwise in writing. For the avoidance of doubt, all references to Supplier shall be read to include Strategic Suppliers and Non-Strategic Suppliers, unless otherwise specified.

“Supplier Agreement” means each prospective or executed preferred supplier Contract, marketing Contract, incentive Contract or any other similar Contract (and all amendments and addenda thereto) that provides for fixed and/or variable compensation, such as business development fees, overrides, commissions, Marketing Funds and Soft Dollar Funds, entered into between GBT Holdco or any of its Affiliates, and/or Amex and/or any TLS Rep and a Supplier, or, if Amex and/or any TLS Rep is not party thereto, each Contract between GBT Holdco or any of its Affiliates, and a Supplier on behalf of GBT Holdco and/or Amex and/or any TLS Rep.

“Supplier Revenue” means all amounts paid to or received by GBT Holdco and its Affiliates under each Supplier Agreement.

“Trademark License Agreement” means that certain Amended and Restated Trademark License Agreement, dated as of [DE-SPAC CLOSING DATE], by and among Amex and GBT UK, and (i) solely for the purposes of Section 1.2 therein, GBT Jersey, a limited liability company organized under the laws of Jersey, (ii) solely for the purposes of Sections 1.3 and 3.1(c)(i), GBT US LLC, a Delaware limited liability company, (iii) solely for purposes of Sections 1.2, 2.1(c)(i) and 13.4 therein, GBT Pubco, and (iv) solely for purposes of Section 1.3 therein, GBT III B.V.

(b)	Section 1.01 of the Agreement (Certain Terms) is hereby amended by inserting the following new definitions in the corresponding alphabetical order:

“Amendment No. 7 Effective Date” means [DE-SPAC CLOSING DATE], 2021.

“GBT Pubco” means Global Business Travel Group, Inc., a Delaware corporation.

“GBT UK” shall mean GBT Travel Services UK Limited.

“Initial Shareholders Agreement” has the meaning set forth in the definition of “Shareholders Agreement.”

(c)	Section 1.01 of the Agreement (Certain Terms) is hereby amended by deleting the defined term “Investor Entities” in its entirety.

(d)	Schedule A attached hereto shall be inserted as Schedule II to the Agreement.

5.	Amendment to Section 1.02. Section 1.02 of the Agreement is hereby amended and restated in its entirety as follows:

“Construction. As used herein, (a) all references to the plural number shall include the singular number (and vice versa); (b) all references to the masculine gender shall include the feminine gender (and vice versa); (c) the words “include” and “including” shall mean include or including without limiting the generality of the description preceding such term and are used in an illustrative sense and not a limiting sense; (d) all references to “herein” or like words shall refer to this Agreement; (e) all references to an agreement shall be deemed to be a reference to such agreement, as amended, restated, modified and supplemented; (f) the phrase “to the extent” shall mean the degree to which a subject or other item extends and shall not simply mean “ if”; (g) the word “or” is used in the inclusive sense of “ and/or” and (h) any references to performance of any obligations by GBT Holdco in regards to any Supplier Agreement, GDS Agreement or any other obligation under the Agreement shall be deemed to be references to GBT Holdco itself performing, or causing its Affiliates to perform, as and where applicable, any such obligation, and any references to any payment to be made by or to GBT Holdco as set out in the Agreement shall be deemed to be references to such payment being made by or to GBT Holdco or its Affiliates, as and where applicable. Section headings are for convenience only and are not to be construed as part of this Agreement. Unless the context of this Agreement requires otherwise, “will” and “will not” are expressions of command, not merely expressions of future intent or expectation.”

6.	Amendment to Section 2.01. Section 2.01(g)(vi) of the Agreement is hereby amended and restated in its entirety as follows:

“(vi)  with any GDS for any product offered by such GDS, provided that GBT Holdco has either (A) notified Amex that it is not interested in obtaining such product for its own use prior to Amex engaging in such negotiations and it will not negotiate for such product on behalf of TLS and/or TLS Reps, as applicable; or (B) not responded to Amex’s request for approval to negotiate directly with such GDS for such product within thirty (30) days of receipt thereof; provided, further, that if GBT Holdco is interested in obtaining such product for its own use after receipt of Amex’s request for approval, GBT Holdco will immediately commence negotiations with the applicable GDS to obtain such product on behalf of itself and Amex and/or TLS Reps, as applicable. In the event Amex requests GBT to obtain for Amex any GDS products or services, and GBT Holdco agrees to negotiate on behalf of Amex, GBT Holdco shall inform Amex of the terms and conditions available to Amex from the applicable GDS, including any costs for such products or services charged by such GDS. If Amex desires to receive such GDS product or service through GBT Holdco upon such terms, Amex will promptly pay GBT or such GDS, as applicable, the costs charged by such GDS for Amex’s use of such GDS product or service; provided that Amex shall not be responsible for any costs or obligations related to GBT Holdco’s use of such product or service.”

7.	Amendments to Section 2.05. Section 2.05(c) of the Agreement is hereby amended and restated in its entirety as follows:

“With respect to each new TLS Rep contract signed with a Person that was not a TLS Rep on or before the Amendment No.7 Effective Date, Amex shall use commercially reasonable efforts to a obtain an agreement from such TLS Rep that it intends to use the Supplier content obtained by GBT under the Supplier Agreements and GDS Agreements pursuant to the terms of this Agreement for Leisure Travel Services (as defined in the Trademark License Agreement), including an annual certification to Amex of compliance with such requirement. GBT acknowledges and agrees that Amex (i) shall be entitled to rely on the certification from the applicable TLS Rep; and (ii) shall not be required to monitor or investigate the compliance of any such TLS Rep with such contractual requirement, provided, however, the Amex will promptly investigate any concerns communicated by GBT with respect to any such TLS Rep’s use of such GBT Supplier content and promptly take all steps reasonably necessary to eliminate any such TLS Rep’s non-compliance identified to Amex by GBT; and (iii) shall not be responsible to GBT for any breach by any such TLS Rep of the agreements set forth in this Section 2.05(c). The obligations of Amex under this Section 2.05(c) shall not apply to any existing contract with any Person that is a TLS Rep on or before the Amendment No.7 Effective Date.”

8.	Amendments to Section 5.02. Section 5.02(a) of the Agreement is hereby amended and restated in its entirety as follows:

“Without limiting the rights and obligations of both Parties under Section 5.03, except with the prior written consent of the Disclosing Party, the Receiving Party shall not use or disclose any Confidential Information to any Person except in connection with the performance of its obligations or exercise of its rights under this Agreement. The Receiving Party may disclose the Disclosing Party’s Confidential Information to its Affiliates or its Agents, including its legal and financial consultants only insofar as those people or entities require access to such Confidential Information to assist with the Receiving Party’s performance of obligations hereunder; provided, that such Affiliates, Agents and consultants, as applicable, comply with the confidentiality provisions set forth in this Article V and elsewhere in this Agreement and any Related Agreement and the Party receiving such information shall remain liable for any breach by such Affiliates, Agents or consultants of such Party’s obligations hereunder; provided, further, that in no event shall GBT Holdco disclose or make available Confidential Information of Amex to any Amex Competitor or to any Affiliate, Agent or consultant of any Amex Competitor, except those disclosures of Accessible TLS Data permitted under Section 5.03. The Receiving Party shall not take any other action with respect to the other Party’s Confidential Information inconsistent with the confidential and proprietary nature of such information.”

9.	Amendments to Section 5.03. Section 5.03 of the Agreement is hereby amended and restated in its entirety as follows:

“Data Protection and Security. Subject to Sections 2.01(c) and 2.03(c) of the Fifth Amendment, Amex shall have the right, in its sole discretion, to determine which of its Confidential Information GBT Holdco will be able to access from Amex, Suppliers, or GDSs (“Accessible TLS Data”) and the scope of such access; provided that such Accessible TLS Data is reasonably required to enable GBT Holdco to perform its obligations under the Agreement. Accessible TLS Data will only be made available to a limited number of designated roles at GBT Holdco or its Affiliates who specifically require access to such Accessible TLS Data to perform GBT Holdco’s obligations under the Agreement, which roles shall be pre-approved in writing by Amex (“Approved Roles”) and GBT Holdco shall not otherwise use, or disclose to any Person, any Accessible TLS Data or any other Data or information it received, before or after the Effective Date, from Amex, or any Supplier or any GDS in respect of Amex transactions.  Without limiting the foregoing, without the prior written consent of Amex, GBT Holdco shall not use or disclose or permit the use or disclosure of Accessible TLS Data or any other such Data or information (x) in connection with the business of any Amex Competitor (including any Amex Competitor owned by GBT Holdco or its Affiliates or Subsidiaries) or (y) to target American Express Card Members for marketing purposes, in each case of clauses (x) and (y), whether or not such use or disclosure or permission of use or disclosure is for the purpose of performing the specific obligations of GBT Holdco set forth in this Agreement, except, in the case of clause (x), disclosures of Accessible TLS Data made by GBT Holdco to Approved Roles employed by Affiliates of GBT Holdco that are considered Amex Competitors, solely to the extent necessary to enable such Approved Roles to perform its obligations or exercise its rights under this Agreement; provided, that such Approved Roles shall not disclose any Accessible TLS Data to any Person and shall not use any Accessible TLS Data for any purpose other than to perform its obligations or exercise its rights under this Agreement. GBT Holdco shall not request any Amex data from any suppliers other than data from Suppliers that is needed for purposes of performing its obligations under this Agreement. Amex may request that GBT Holdco comply with additional data protection or security measures, provided that if such measures are inconsistent with GBT Holdco’s standard data protection and security measures and are not otherwise required by any other Related Agreement, such measures shall be provided at a cost mutually agreed upon by the Parties.”

10.            Amendment to Section 6.01.

(a)	The second sentence of Section 6.01(a) of the Agreement is hereby amended and restated in its entirety as follows:

“The term of this Agreement shall commence on the Effective Date and continue until the Expiration Date (the “Initial Term”), and shall thereafter automatically renew for additional one-year terms (each, a “Renewal Term” and, together with the Initial Term, the “Term”), unless (i) terminated earlier pursuant to Section 6.01(b), Section 6.02, Section 6.03, Section 6.04, or Section 8.10; or (ii) either Party provides written notice of non-renewal to the other Party at least six (6) months prior to the expiration of the Initial Term or any Renewal Term, as applicable.”

(b)	Section 6.01(b) of the Agreement is hereby amended and restated in its entirety as follows:

“Intentionally Omitted.”

11.            Amendments to Section 6.04.

(a)	Section 6.04(b) of the Agreement is hereby amended and restated in its entirety as follows:

“GBT Pubco or any of its Subsidiaries acquires, is acquired by, merges with, or enters into a Contract with any Amex Competitor without the written consent of Amex, other than a Contract entered into by GBT Holdco or any of its Affiliates in the ordinary course of business.”

(b)	Each of Sections 6.04(c), 6.04(d) and 6.04(e) of the Agreement is hereby amended and restated in its entirety as follows:

“Intentionally Omitted.”

(c)	Section 6.04 of the Agreement shall be amended and supplemented to add the following at the end thereof:

“For Amex to exercise its right to terminate this Agreement pursuant to Section 6.04(b), Amex shall provide written notice to GBT Holdco not less than twelve (12) months prior to the effective date of termination and this Agreement shall terminate on the date set forth in such notice, subject to the terms set forth in Section 6.05(a).”

12.            Amendments to Section 8.03.

(a)	The notices information provided for “Amex” in Section 9.03 of the Agreement is hereby amended and restated in its entirety as follows:

“American Express Travel Related Services Company, Inc.

American Express Tower

World Financial Center

New York, New York 10285-3500

Attn: President, Global Commercial Services

With an informational copy to:

General Counsel’s Office

American Express Travel Related Services Company, Inc.

American Express Tower

World Financial Center

New York, New York 10285-4900

Attn: Managing Counsel – Global Commercial Services”

(b)	The notices information provided for “GBT Holdco” in Section 8.03 of the Agreement is hereby amended and restated in its entirety as follows:

“GBT Travel Services UK Limited

5 Churchill Place

Canary Wharf, London

E14 5HU, England

Attention: General Counsel’s Office

With an informational copy to:

c/o GBT US LLC

666 3rd Avenue

Fourth Floor

New York, New York 10172

Attention: General Counsel’s Office”

(c)	The notices information provided for, and the obligation to provide an informational copy of any notice to, “Juweel Investors Limited” shall be deleted in its entirety.

13.	Amendments to Section 8.04. Section 8.04(a) of the Agreement is hereby amended and restated in its entirety as follows:

“Without limitation to either Party’s right to seek equitable relief pursuant to Section 8.04(f), which need not be subject to the procedures set forth in Schedule II, the Parties agree that Schedule II shall apply to the resolution of any and all disputes, claims or controversies arising out of or related to this Agreement, including any Claims under any Applicable Law (“Disputes”). Any Disputes that remain unresolved following completion of the escalation process in Schedule II shall be submitted to mediation. If a Dispute is not resolved through mediation within forty-five (45) days from such submission, it shall be submitted for binding arbitration upon the demand of either Party. Any mediation and/or arbitration shall take place in the State of New York, New York County, and shall be administered by, and pursuant to the rules of, the American Arbitration Association or JAMS, upon the election of the Party asserting the Dispute. In the event of any inconsistency between this Section 8.04 and any rule of the arbitration organization, this Section 8.04 will control. Except as otherwise provided for herein, neither Party will have the right to litigate Disputes.”

14.	Amendments to Section 8.11. Section 8.11 (Assignment) of the Agreement is hereby amended and restated in its entirety as follows:

(a)	“Subject to Section 8.11(b), neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any Party (whether by operation of Law or otherwise) without the prior written consent of the other Party and any such attempted assignment shall be null and void. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and assigns.

(b)	Either Party may assign this Agreement or its rights or obligations hereunder or delegate the performance of its obligations hereunder to any of its Affiliates to perform the obligations upon written notice to the other Party, provided, however, that (i) such assignment shall not in any manner limit or affect assignor’s obligations hereunder; (ii) such assignment shall be valid only for so long as such assignee remains an Affiliate of the assigning Party; and (iii) such assignee may not assign the rights or obligations hereunder to any other party. Notwithstanding the foregoing, in no event may GBT Holdco assign any of its rights or obligations or delegate the performance of its obligations hereunder to any Affiliate that is an Amex Competitor, as that term is defined herein or in any Related Agreement. In the event that any Affiliate of GBT Holdco becomes the primary operating company through which the business of GBT Holdco and its Affiliates is conducted, including as a result of any reorganization or restructuring of GBT Holdco and its Affiliates, GBT Holdco shall, in each such case, ensure that proper provision shall be made so that any such successor Person, shall expressly assume the obligations of GBT Holdco under this Agreement.”

15.           Amendments to Schedule I.

[***]

16.            Amendment to Exhibit I. [***]

17.	Amendment to Exhibit IV. [***]

18.	Defined Terms. All capitalized terms used herein but not otherwise defined herein shall have the meanings ascribed to them in the Agreement.

19.	Miscellaneous. The provisions set forth in Section 1.02 and Sections 8.02-8.07, 8.11 and 8.13 and Schedule II (in each case, as amended hereby, to the extent applicable) of the Agreement shall be incorporated herein by reference and shall apply to this Amendment mutatis mutandis. Except as expressly set forth herein: (i) the Agreement remains unmodified and in full force and effect and (ii) this Amendment shall not be deemed to extend or modify any date or deadline set forth in the Agreement.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the Parties have caused this Amendment to be executed as of the Amendment No. 7 Effective Date by their respective officers thereunto duly authorized.

AMERICAN EXPRESS TRAVEL RELATED

SERVICES COMPANY, INC.:

By:
Name:
Title:

GBT III B.V.:

By:
Name:
Title:

GBT TRAVEL SERVICES UK LIMITED:

By:
Name:
Title:

[Signature Page – Amendment No. 7 to Travel & Lifestyle Services Operating Agreement]

SCHEDULE A

Schedule II

Dispute Resolution

1.1            General. The dispute resolution provisions set forth in this Schedule II shall apply to any Dispute, except as set forth in Section 8.04(a) of the Agreement.

1.2            Dispute Notice. Both Parties shall use best efforts to resolve each Dispute at the working level, in consultation with employees of each Party whose day to day duties involve the issue in the Dispute, including local employees of such Party, if appropriate. If these efforts do not result in a final agreement with respect to such Dispute within thirty (30) days, or such longer period as the Parties may agree, the Party alleging a Dispute shall give written notice to the other Party and the Executive Partnership Forum (as defined in the GCS Operating Agreement) identifying the Dispute and invoking the escalation process set forth in Section 1.3 of this Schedule II (a “Dispute Notice”). The Dispute Notice shall be detailed enough to give the receiving Party and the Executive Partnership Forum adequate information regarding: the substance of the Dispute, key areas of disagreement and any applicable time sensitivities associated with resolving the Dispute.

1.3            Escalation.

(a)            Upon receipt of the Dispute Notice, the members of the Executive Partnership Forum shall use all reasonable efforts to settle the Dispute by negotiating in good faith. Members of the Executive Partnership Forum may consult with third parties, including subject matter experts from each Party with knowledge of the issues identified in the Dispute Notice and counsel and such other advisors as such members may determine in their sole discretion. The Executive Partnership Forum shall schedule a meeting to discuss the outstanding Dispute as soon as possible following such notice, and shall use all reasonable efforts to hold such meeting within fifteen (15) days following the date the Dispute Notice is received.

The deadline for the Executive Partnership Forum to resolve the Dispute (the “Escalation Deadline”) shall be thirty (30) days following the date the Dispute Notice was received; provided that if the Dispute is not resolved and the Parties mutually agree that discussions should be continued they may agree in writing to one or more extensions of the Escalation Deadline, provided that the Escalation Deadline shall be no later than ninety (90) days following the date on which the Dispute Notice was delivered. If the Dispute is not resolved by the Escalation Deadline, as may be extended, the Dispute shall be referred to the Chief Executive Officer of Amex and the Chief Executive Officer of GBT Pubco and its Subsidiaries. Such senior executives shall negotiate in good faith to settle such Dispute. The deadline for the senior executives to resolve the Dispute (the “CEO Deadline”) shall be thirty (30) days following the date the Dispute Notice was received; provided that if the Dispute is not resolved and the Parties mutually agree that discussions should be continued they may agree in writing to one or more extensions of the CEO Deadline; provided that the CEO Deadline shall be no later than ninety (90) days following the Escalation Deadline, as may be extended. If the Dispute is not resolved by the CEO Deadline, as may be extended, then either Party shall be permitted to pursue mediation and otherwise attempt to seek resolution of the Dispute in accordance with Section 8.04 of the Agreement. Each Party shall bear its own costs in connection with the dispute resolution process described in this Schedule II.